Exhibit 10.1

JOINT INSURANCE AGREEMENT

This JOINT INSURANCE AGREEMENT (the “Agreement”) dated as of August 7, 2006 is by and between UNITED AUTO GROUP, INC., a Delaware corporation (the “UAG”) and PENSKE CORPORATION, a Delaware corporation (“PC”).

RECITALS

WHEREAS, the UAG and PC are joint insureds under various insurance policies (the “Policies”), currently including, among others, the policy with respect to each parties’ general property and catastrophic loss insurance; and

WHEREAS, the parties wish to provide for certain matters relating to the distribution of available benefits under the Policies;

NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I INSURANCE PAYMENTS

Section 1.1        Premiums. The parties agree that each entities’ relative portion of premiums due with respect to each Policy (the “Premium Ratio”) shall be paid as shall be mutually agreed by the parties considering with respect to property policies, values of insured assets, risk allocations and exposures with respect to the insured assets.

Section 1.2        Policy Payments. Available benefits under the Policies with respect to a loss shall be paid to each party as stipulated in the Policies provided that in the event of losses in excess of the limit of any Policy during a policy period, the total policy proceeds shall be allocated (and re-allocated as set forth below) based on the Premium Ratio. In order to assure the distribution of proceeds with respect to a policy period as set forth above in the event of multiple losses in a single policy period, each party agrees to pay the other any previously received amounts under a Policy to the extent necessary to achieve payments in accordance with the Premium Ratio. For the sake of illustration, several examples are set forth on Annex A. Satisfaction of Policy deductibles shall be the responsibility of, and allocated to, each party as set forth in the Policies.

ARTICLE II REPRESENTATIONS & WARRANTIES

Each party hereby represents and warrants to the other as follows:

Section 2.1        Organization and Good Standing; Power and Authority; Qualifications. Such party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted. Such party has all requisite corporate power and authority to enter and deliver this Agreement, to perform its obligations hereunder and carry out the transactions contemplated by the Agreement.

Section 2.2        Authorization of the Agreement. The execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action of such party, and the Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

Section 2.3        No Conflict. The execution, delivery and performance by such party of the Agreement will not (a) violate any provision of law, statute, rule or regulation (including stock exchange rules), or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable by such party or any of its properties or assets, (b) to such party’s knowledge, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement by such party, or result in the creation of any mortgage, lien, security interest, loan, charge or encumbrance, upon any of the properties or assets of such party, or (c) violate the certificate of incorporation or the by-laws of such party .

ARTICLE III COVENANTS

Section 3.1        Availability of Proceeds. In light of each party’s obligation to pay certain proceeds to the other in the event of certain multiple loss scenarios, each party agrees to keep available any Policy proceeds which could be subject to claim by the other party through the end of a particular Policy period or otherwise assure the availability of sufficient funds to fulfill its obligations hereunder.

ARTICLE IV TERMINATION

Section 4.1        Termination. This Agreement may be terminated at any time by mutual written consent of the parties and shall terminate at such time as there are no then existing Policies.

ARTICLE V MISCELLANEOUS

Section 5.1        Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

Section 5.2        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

Section 5.3        Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto and together with the Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 5.4        Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

Section 5.5        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

Section 5.6        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

Section 5.7        Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.8       Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

UNITED AUTO GROUP, INC.

By:	/s/ James R. Davidson
Name: James R. Davidson
Title: Executive Vice President - Finance

PENSKE CORPORATION

By:	/s/ J. Patrick Conroy
Name: J. Patrick Conroy
Title: EVP and CFO

Annex A

Assumptions for the sake of illustration:

Premium Ratio = UAG 60	Total Policy Limit $100		Deductible $0
PC 40

Example 1	UAG PC
Assumed Simultaneous Loss	$100	$100
Payments under policy	$60	$40
Uninsured Loss	$40	$60

Example 2	UAG PC
Assumed Simultaneous Loss	$75	$75
Payments under policy	$60	$40
Uninsured Loss	$15	$35

Example 3	UAG PC
Assumed Simultaneous Loss	$110	$10
Payments under policy	$90	$10
Uninsured Loss	$20	$0

Example 4	UAG PC
Assumed Simultaneous Loss	$25	$100
Payments under policy	$25	$75
Uninsured Loss	$0	$25

Multiple Loss Examples
Example 5	UAG PC
Assumed Initial Loss	$100	$0
Payments under policy	$100	$0
Second Subsequent Loss	$0	$100
Result: UAG pays to PC $40 of previously received proceeds

Example 6	UAG PC
Assumed Initial Loss	$50	$50
Payments under policy	$50	$50
Second Subsequent Loss	$10	$10
Result: PC pays to UAG $10 of previously received proceeds